Exhibit 99.4

CONSENT OF MAXIM GROUP LLC

April 9, 2021

We hereby consent to (i) the inclusion of our opinion letter, dated January 18, 2021, to the Board of Directors of ReShape Lifesciences Inc. (“ReShape”) as Annex B to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of Obalon Therapeutics, Inc. (“Obalon”) filed with the Securities and Exchange Commission on March 22, 2021 relating to the proposed merger of ReShape and Optimus Merger Sub, Inc., a wholly owned subsidiary of Obalon and (ii) the references to such opinion in such joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Maxim Group LLC
MAXIM GROUP LLC